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                                                                    EXHIBIT 10.4

                         CHENANGO COUNTY CLERK'S OFFICE

                                LICENSE AGREEMENT

     Made as of the 1st day of January, 1995 between the COUNTY OF CHENANGO, 5 Court Street in the City of Norwich, New York 13815, hereinafter referred to as the "County" and FOUR-CORNERS ABSTRACT CORPORATION, 80 West Main Street, Rochester, New York 14614, hereinafter referred to as "Four Corners".

     WHEREAS, as of the 1st day of June, 1994 the parties have entered into a certain lease agreement whereby the County agreed to lease to Four Corners a certain area specified therein at an annual rental of One Thousand One Hundred Fifty Dollars; and WHEREAS, the parties desire to terminate the lease agreement and replace it with a license agreement pursuant to terms hereinafter specified.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

          1. The aforesaid lease agreement made as of the 1st day of June, 1994 is terminated as of December 31, 1994, Four Corners to pay the County the pro rata share of the rental amount for the calendar months in 1994; to wit, $672.00.

          2. The County will grant a license to Four Corners for such space as is necessary to place a single four draw filing cabinet and a FAX machine, an area of approximately eight square feet.

          3. The term of this agreement, unless sooner terminated as provided herein, shall be January 1, 1995 through December 31, 1995.

          4. Four Corners agrees that it will pay to the County for the use of said space the annual license fee of One Hundred Fifty Dollars (S150.00), payable on or before the 15th day of April 1995.

          5. County agrees to provide light and heat in said premises in the same manner in which it heats and lights the premises for the use of the public.

          6. It is understood and agreed that Four Corners shall keep the area in the vicinity of its filing cabinet and FAX machine neat and clean and presentable, and the County will not be responsible for safety of items stored by Four Corners in the filing cabinet or the FAX machine. It is also understood that Four Corners will only be able to use the space during the hours that the Chenango County Clerk's Office is normally open to the public for business, and not during any other period.

          7. If Four Corners shall fail to pay said license fee, or if this agreement is lawfully terminated by County, or if Four Corners shall breach its obligations hereunder, it is agreed that County may remove said equipment without need of legal process and that in that event the County will have no responsibility for the said file cabinet or FAX machine.

          8. The parties agree that the County reserves and shall have the right to terminate this license agreement upon thirty (30) days written notice upon determination by the County that the space is necessary for proper discharge of County municipal affairs.


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     WITNESS the hands and seals of the parties hereto the day and year opposite their respective signatures.

                                       COUNTY OF CHENANGO



Dated: __, 1995                        By:______________________________________
                                          Clifford W. Crouch, Chairman,
                                          Board of Supervisors


                                       FOUR CORNERS ABSTRACT CORPORATION



Dated:  March 31, 1995                 By:______________________________________
                                          William S. Gagliano
                                          Executive Vice President